Exhibit 99.10

ASTA Funding, Inc.
210 Sylvan Avenue
Englewood Cliffs, New Jersey 07632

May 25, 2016

Mangrove Partners
645 Madison Avenue
14th Floor
New York, New York 10022
Attention:  Nathaniel August

Re:	Mutual Confidentiality Agreement

Dear Mr. August:

To facilitate discussions (the “Discussions”) between ASTA Funding, Inc. (the “Company”) and Mangrove Partners and certain of its affiliates (collectively, “you” or “Mangrove”), (i) the Company agrees to make available to Mangrove and its representatives certain confidential information relating to the Company or its subsidiaries (the “Company Confidential Information”) and (ii) Mangrove agrees to make available to the Company and its representatives certain confidential information relating to Mangrove or its affiliates (the “Mangrove Confidential Information” and together with the Company Confidential Information, the “Confidential Information”) for a period commencing on the date hereof and ending ten (10)  business days following prior written notice at any time by either the Company or Mangrove to the other Party (as defined below) (the “Discussion Period”).  The Discussion Period is for the purpose of allowing Mangrove and the Company to have good-faith discussions regarding the Company (the “Purpose”).  We refer to each of the Company and Mangrove as a “Party” and, collectively, as the “Parties.”  This letter agreement sets forth the confidentiality obligations of the Parties with respect to these Discussions and any such Confidential Information.

Except as provided in this letter agreement or as required by applicable law, including, but not limited to, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, each Party agrees that it will not, and will cause its representatives not to, disclose to any other person the existence of this letter agreement, the fact that the Discussions are taking place or have taken place, or the status, terms or conditions of, or other facts or matters with respect to, the Discussions (collectively, “Discussion Information”); provided, however, the Parties hereby agree and acknowledge that (i) a copy of this letter agreement and the fact that discussions are occuring between the Parties will be disclosed in an Amendment to Mangrove’s Schedule 13D to be filed promptly hereafter and may be disclosed by the Company and its principal stockholders who are also representatives (as defined below) in a Form 8-K to be filed by the Company promptly hereafter, by the Company in a Form 10-Q, and in any filing or amendment to such stockholders’ Schedule 13D, or that of any entity holding the Company’s securities over which such stockholder has control,  and in any proxy statement or proxy soliciting material filed by the Company or by Mangrove or its affiliates following the expiration of the Discussion Period and the Extended Period (as defined below).  In addition, except as provided in this letter agreement or as required by applicable law, each of Mangrove and the Company agrees, as the case may be, (i) to treat, and to cause its representatives to treat, the Confidential Information as strictly confidential and to refrain, and to cause its representatives to refrain, from disclosing the Confidential Information to any person other than in accordance with this letter agreement and (ii) that the Confidential Information will be used solely for the Purpose set forth herein.  For purposes of this letter agreement, Confidential Information does not include information that (a) is or becomes generally available to the public other than as a result of a disclosure by the Company or Mangrove or their respective representatives, as the case may be, in violation of this letter agreement, (b) becomes available to the Company or Mangrove or their respective representatives, as the case may be, from a source other than the Company or Mangrove, as the case may be, provided that such disclosure is not, to the knowledge of the Company or Mangrove, as the case may be, in violation of a confidentiality obligation to the Company or Mangrove, as the case may be, with respect to such information, or (c) is independently developed by the Company or Mangrove or their respective representatives, as the case may be, without reference to the Confidential Information.  For purposes of this letter agreement, references to the “representatives” of a Party shall include only such Party’s directors, officers, partners, managers, members, affiliates, direct and indirect owners and stockholders, employees and legal counsel and other advisors, as applicable.  References to a “person” shall be broadly interpreted to include the media and any corporation, partnership, limited liability company, group, individual or other entity.

The Company hereby agrees that, unless otherwise instructed by Mangrove, the Company will not share with Mangrove or its representatives Confidential Information that the Company does not plan to release publicly, in an SEC filing or otherwise, on or prior to the end of the Extended Period (“Non-Cleansed Information”).  If instructed by Mangrove, the Company will provide Non-Cleansed Information only to independent advisors (the “Advisors”) retained by Mangrove who have entered into separate confidentiality agreements with the Company.  For purposes of this letter agreement, such Advisors will not be deemed affiliates or representatives of Mangrove.  Following the Advisors’ receipt of Non-Cleansed Information, the Advisors will prepare one or more presentations (each a “Presentation” and, collectively, the “Presentations”) containing summaries of Non-Cleansed Information to be shared with the Company and, subsequent and subject to the Company’s approval, with Mangrove.  The Company acknowledges that the Advisors will discuss the Presentations with Mangrove and answer questions related to the information presented in the Presentations and that the confidentiality agreements between the Company and the Advisors will permit the Advisors to express to Mangrove their views of the completeness, accuracy, and fairness of the information contained in the Presentations. The Company agrees to release all material non-public information contained in any Presentation publicly, in an SEC filing or otherwise, on or prior to the end of the Extended Period. To the extent that the Company does not release publicly all such material non-public information as provided in this letter agreement and provide Mangrove with a written confirmation thereof, Mangrove shall be permitted, without the need to obtain any further approvals from the Company, to publicly release, in whatever manner in its sole discretion it deems appropriate, the Presentations.

Notwithstanding the foregoing, Discussion Information and Confidential Information may be disclosed by a Party (i) to such Party’s representatives who need to know such Discussion Information or Confidential Information, as applicable, solely for the Purpose set forth herein (it being understood that such representatives shall be informed by such Party of the confidential nature of such Discussion Information and Confidential Information and shall be directed by such Party to treat such Discussion Information and Confidential Information confidentially in accordance with this letter agreement), and (ii) subject to the notice and cooperation provisions of this letter agreement, solely as and to the extent such disclosure is required by applicable law.  Each Party shall cause its representatives who receive Discussion Information or Confidential Information, as applicable, to observe the terms and conditions of this letter agreement, and, in any event, such Party shall be responsible for any breach by such representatives of the terms of this letter agreement applicable to such representatives.

If any Party is, on the advice of counsel, required (orally or in writing) by applicable law, statute, rule, regulation or legal process (including any subpoena or other similar process relating to any legal proceeding, investigation, hearing or otherwise), and including as required by any applicable stock exchange, to disclose any Discussion Information or any Confidential Information, such Party will, (i) to the extent legally permissible, provide the other Parties with prompt written notice of such requirement so that such other Parties may seek, at their sole expense, a protective order or other appropriate remedy and/or waive compliance with this letter agreement and (ii) reasonably cooperate with the other Parties to seek an appropriate protective order and/or minimize the required disclosure.  In the event that such protective order or other remedy is not obtained and disclosure is required by a Party, such Party will furnish, without liability hereunder, only such Discussion Information and/or Confidential Information as it is advised is legally required and will exercise its reasonable best efforts to obtain reasonable assurance that the existence and terms of the Discussion Information and the Confidential Information will be accorded confidential treatment.

Each Party agrees that for the Discussion Period and for a period of thirty (30) days thereafter (the “Extended Period”), unless consented to by the other Party or required by applicable law or as otherwise permitted by this letter agreement, such party will not, and shall cause its affiliates and representatives not to, (i) commence any litigation against the other Party, (ii) make any filing with the Securities and Exchange Commission of  proxy solicitation materials, preliminary proxy statement, definitive proxy statement or otherwise or call any annual or special meeting of stockholders of the Company, (iii) publicly refer to: (a) the Confidential Information or Discussion Information, (b) any annual or special meetings of stockholders of the Company or (c) any prior discussions between the Parties, including in any filing with the Securities and Exchange Commission (including any proxy solicitation materials, preliminary proxy statement, definitive proxy statement or otherwise), in any press release or in any other written or oral disclosure to a third party, (iv) make any purchases of the Company’s securities, including, but not limited to, pursuant to any stock buyback plans, tender offers, open-market purchases, privately negotiated transactions or otherwise, (v) make any demand under Section 220 of the Delaware General Corporation Law, (vi) make or propose to make any amendments to the Company’s Certificate of Incorporation, as amended, or By-laws, as amended, (vii) adopt, renew, propose or otherwise enter into a Shareholder Rights Plan with respect to the Company’s securities, (viii) adopt or propose any changes to the Company’s capital structure or (ix) negotiate, discuss, enter into, propose or otherwise transact in any extraordinary transactions with respect to the Company, outside the ordinary course of business, including, but not limited to, any mergers, asset sales or asset purchases (collectively, the “Restricted Activities”).

Each Party acknowledges that (i) the Discussion Information and the Confidential Information (which, with respect to the Non-Cleansed Information, will be provided only to the Advisors, as detailed above), may contain or may itself be material non-public information concerning the Company, and (ii) the United States securities laws prohibit any person who has received material non-public information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.  The Company agrees that it shall promptly notify Mangrove if and when members of the Company’s Board of Directors are notified that directors are permitted to trade in the Company’s securities under the Company’s insider trading policy, which opening of such insider trading period shall occur no later than two (2) business days following (a) the Company’s release of earnings for the fiscal quarter ended June 30, 2016, or (b) the end of the Extended Period, whichever is later.

Following the Discussion Period and the Extended Period, nothing in this letter agreement shall prohibit any party from taking any of the activities referred to as the Restricted Activities, and specifically nothing shall restrict Mangrove or its representatives from calling a special meeting, nominating one or more candidates to serve as directors of the Company or commencing, or announcing its intention to commence, a “solicitation” of “proxies” (as such terms are used in Regulation 14A of the Exchange Act) to vote with respect to any meeting of stockholders of the Company.

It is understood and agreed that money damages would not be an adequate remedy for any breach of this letter agreement by a Party or any of its representatives and, accordingly, that each non-breaching Party shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such actual or potential breach.  Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity.  Each Party agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this letter agreement is or would be compensable by an award of money damages, and each Party further agrees to waive any requirements for the securing or posting of any bond in connection with such remedy.

Promptly at the end of the Extended Period, the Company or Mangrove, as applicable, shall promptly redeliver (or, at the sole option of the receiver of Confidential Information, destroy and certify such destruction in writing) to the Company or Mangrove, as applicable, all written Confidential Information and any other written material, including memoranda, notes and other writings whatsoever prepared by the Company or Mangrove, as the case may be, based on the Confidential Information, containing or reflecting any information in the Confidential Information (regardless of who prepared such Confidential Information), provided, however, that the Company or Mangrove and their representatives, as the case may be, shall be permitted to retain such Confidential Information as is necessary to enable them to comply with any applicable document retention requirements under applicable law or regulation and to retain information that is maintained on routine computer system backup tapes, disks or other backup storage devices as long as such backed-up information is not used, disclosed, or otherwise recovered from such backup devices, provided further that any Confidential Information that is retained shall be used solely for such purpose and shall continue to be held in compliance with the terms and conditions herein.  Notwithstanding the return or destruction of the Confidential Information, each of the Company and Mangrove shall continue to be bound by the obligations of confidentiality hereunder.

This letter agreement shall terminate on the date that is two (2) years following the date hereof, except that the limitations on Mangrove’s and the Company’s taking any Restricted Activity shall terminate as of the close of business on the last calendar day of the Extended Period.

This letter agreement (i) shall be governed by the laws of the State of New York, without regard to conflict of laws principles thereof, , (ii) may not be amended except in writing signed by each Party, (iii) is binding upon the Parties and their respective successors and assigns and (iv) may be executed in counterparts, each of which will be deemed to be an original, but all of which together shall constitute one and the same instrument.

Please confirm your understanding and agreement to this letter agreement by signing and returning a copy of this letter agreement to the Company.

ASTA Funding, Inc.

By:	/s/ Gary Stern
	Name:	Gary Stern
	Title:	President, Chief Executive Officer

Acknowledged and Agreed to this 25th day of May, 2016

Mangrove Partners

By:	/s/ Ward Dietrich
	Name:	Ward Dietrich
	Title:	Authorized Person